ARTICLES SUPPLEMENTARY


            DREYFUS PREMIER NEW JERSEY MUNICIPAL BOND FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: Of the five hundred million (500,000,000) shares of the Corporation's Class A Common Stock, $.001 par value per share, with an aggregate par value of five hundred thousand dollars ($500,000), that the Corporation has authority to issue, three hundred million (300,000,000) of said shares which are unissued shall be reclassified as follows: one hundred fifty million (150,000,000) of such shares shall be classified as Class B Common Stock, and one hundred fifty million (150,000,000) of such shares shall be classified as Class C Common Stock of the Corporation.

            SECOND: The shares of Class B Common Stock and Class C Common Stock of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Charter and shall be subject to all provisions of the Corporation's Charter relating to stock of the Corporation generally, and to the following:

     (1) As more fully set forth hereinafter, the assets and liabilities and the income and expenses of the Class B and Class C Common Stock of the Corporation shall be determined separately from each other and Class A Common Stock of the Corporation and, accordingly, the net asset value, dividends and distributions payable to holders, and amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock, may vary from class to class. Except for these differences, and certain other differences hereinafter set forth, each class of the Corporation's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

     (2) The assets attributable to the Class B and Class C Common Stock of the Corporation shall be invested in the same investment portfolio, together with the assets attributable to Class A Common Stock of the Corporation and to any other class of stock of the Corporation hereinafter established.

     (3) The proceeds of the redemption of the shares of any class of stock of the Corporation may be reduced by the amount of any contingent deferred sales charge, liquidation charge, or any other charge (which charges may vary within and among the classes) payable on such redemption or otherwise, pursuant to the terms of issuance of such shares, all in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD").

     (4) At such times (which may vary between and among the holders of particular classes) as may be determined by the Board of Directors or, with the authorization of the Board of Directors, by the officers of the Corporation, in accordance with the 1940 Act, applicable rules and regulations thereunder and applicable rules and regulations of the NASD and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock of the Corporation may be automatically converted into shares of another class of stock of the Corporation based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

     (5) The dividends and distributions of investment income and capital gains with respect to each class of stock of the Corporation shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary among the classes of stock of the Corporation to reflect differing allocations of the expenses of the Corporation among the classes and any resultant differences among the net asset values per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, realized and unrealized capital gains and losses, and expenses and liabilities of the Corporation among the classes shall be determined by the Board of Directors in a manner that is consistent with applicable law.

     (6) Except as may otherwise be required by law, the holders of each class of stock of the Corporation shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of that particular class and (ii) no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of that particular class.

            THIRD: Immediately before the reclassification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue five hundred million (500,000,000) shares of stock, all of which were shares of Class A Common Stock, having a par value of one tenth of one cent ($.001) each, and an aggregate par value of five hundred thousand dollars ($500,000).

            FOURTH: As hereby reclassified, the total number of shares of stock which the Corporation has authority to issue is five hundred million (500,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of five hundred thousand dollars ($500,000), classified as follows:

                                                                Shares
Class                                                           Authorized
-----                                                           ----------

Class A Shares                                                  200,000,000
Class B Shares                                                  150,000,000
Class C Shares                                                  150,000,000
                                                                ------------
                                          Total                 500,000,000

            FIFTH:      The Board of Directors of the Corporation
classified the shares of capital stock pursuant to authority provided in the Corporation's Charter.

            IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.


                                          DREYFUS PREMIER NEW JERSEY
                                             MUNICIPAL BOND FUND, INC.


                                          By:/s/Mark N. Jacobs
                                             Mark N. Jacobs
                                             Vice President

WITNESS:


/s/Michael A. Rosenberg
Michael A. Rosenberg
Secretary